SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act
Date of Report (Date of Earliest Event Reported): July 6, 2010
Radient Pharmaceuticals Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-16695 (Commission File Number)	33-0413161 (IRS Employer Identification No.)
2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039
(Address of principal executive offices (zip code))
714-505-4461
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a — 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 1.01: Entry into a Material Definitive Agreement
On July 6, 2010, we entered into a Letter of Intent with Provista Diagnostics Inc., a Nevada development company offering laboratory services meeting the Clinical Laboratory Improvement Act guidelines, with whom we intend to acquire if our respective due diligence searches are successfully completed. Provista has all of the rights and patents (some pending) and trademarks for several diagnostic technologies that we believe will strengthen and complement our business. These technologies include a diagnostic blood test for Alzheimers, Breast Cancer, dementia and other women’s cancers. We have a Confidentiality Agreement with Provista, which shall survive the expiration or termination of the LOI.
Pursuant to the LOI, Provista will be come our wholly owned subsidiary. The valuation of each company shall be determined by a professional independent valuation company. The owners of Provista will exchange all of their shares for a to be determined percentage of our shares of common stock based upon the valuation of the companies. Provista’s management will also place a portion of the shares they receive in escrow; the shares shall be released when Provista meets certain performance targets, which will be based on the forecasts provided to us and used to determine Provista’s valuation. The escrowed shares shall be returned to us for cancellation if the performance targets are not met. The Letter of Intent also provides for each company to nominate three members to the subsidiary’s board of directors; those six members will appoint three additional members so that the final board meets the NYSE Amex’s independent requirements. The parties also agreed to approve an incentive plan.
The closing of the Transaction is subject to customary closing conditions, including our shareholder’s approving the acquisition and the satisfactory results of additional legal and operational due diligence of both companies. The parties have sixty days to complete their due diligence and agree to close the acquisition within the following ninety days, unless mutually extended to receive the required shareholder approval. If the conditions to be satisfied are not fully met in a timely fashion, the acquisition contemplated by the LOI may not occur.
In consideration of the undertakings we are taking pursuant to the LOI, Provista agreed not to solicit or embark on any other mergers or acquisitions without our permission during the sixty day due diligence period. This stand still agreement shall expire at the end of the due diligence period, unless the parties are satisfied with their due diligence searches and the stand still agreement automatically extends for the ninety days during which the parties negotiate the terms of the acquisition. The stand still agreement shall be of no further force or effect if the discussions are terminated in good faith following the due diligence period.
The foregoing information has been disclosed herein as it is a material condition to the closing of the acquisition contemplated by the LOI and should not be construed as an offer to sell or solicitation of an offer to buy our securities.

Item 5.03 Amendments to Bylaws
On June 29, 2010, the Board approved, via unanimous written consent, pursuant to the powers granted to the Board under Article XII of the Amended and Restated Bylaws, to amend Section 3.03 of the Amendment and Restated Bylaws so that it allows the directors to fill vacancies on the Board of the Directors resulting from death, resignation, disqualification, removal or other cause. Section 3.03 shall now read as follows (italicized language represents new language):
Section 3.03 Vacancies and Newly Created Directorships. Any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors then in office, though less than a quorum, or by a sole remaining director. Any vacancy on the board of directors that results from death, resignation, disqualification, removal or other cause, may be filled by a majority of the board of directors then in office, though less than a quorum, or by a sole remaining director. If the board of directors is not classified, then any director so chosen shall hold office until the next annual election and until his or her successor is duly elected and shall qualify. If the board of directors is classified, then each director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as his or her predecessor. If there are no directors in office, then an election of directors may be held in the manner provided by statute.
ITEM 7.01. Regulation FD Disclosure.
We shall issue a press release announcing the LOI tomorrow. Pursuant thereto, we shall file such press release as an exhibit in an amendment to this 8-K.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(c) Exhibits

3.1	Amended and Restated Bylaws.

10.1	Letter of Intent

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT PHARMACEUTICALS CORPORATION
By:	/s/ Akio Ariura
	Name:	Akio Ariura
	Title:	Chief Financial Officer

Dated:  July 12, 2010